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                                                                 Exhibit 3(i)(a)


                            CERTIFICATE OF CORRECTION
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           NEVADA ENERGY COMPANY, INC.


         NEVADA ENERGY COMPANY, INC., a Delaware corporation (the "Company"), certifies pursuant to Section 103(f) of the General Corporation Law of the State of Delaware that:

         1. The Company filed on November 27, 1996, a Restated Certificate of Incorporation of Nevada Energy Company, Inc. (SRV number 960348615) (the "Restated Certificate").

         2. The Restated Certificate was an inaccurate record of the corporate action because the amendments purportedly effected by such filing were not approved by the stockholders of the Company, and therefore, should not have been filed with the Secretary of State of the State of Delaware. As a result of such inaccuracy, said Restated Certificate is null and void AB INITIO and shall have no further force or effect.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed by its duly authorized officer this 25th day of November, 1998.

                                       NEVADA ENERGY COMPANY, INC.


                                       By:        /s/ Richard A. Cascarilla
                                            --------------------------------
                                            Richard A. Cascarilla, President